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                                                                       EXHIBIT 5

                                                                February 6, 1998


Avnet, Inc.
80 Cutter Mill Road
Great Neck, New York 11021

          Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares (the "Shares") of the Common Stock of the Company issuable upon exercise of options granted under the Avnet 1997 Stock Option Plan (the "Plan"). The Shares may be either authorized but heretofore unissued shares or may be delivered out of the treasury of the Company.

     I have examined such documents as I considered necessary for the purposes of this opinion. Based on such examination, it is my opinion that up to 1,000,000 heretofore unissued Shares which may be the subject of options granted under the Plan, when paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, fully-paid and non-assessable under the laws of the State of New York (the state of incorporation of the Company).

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   /s/ David R. Birk

                                   David R. Birk



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